HELIX ENERGY SOLUTIONS GROUP, INC.
DEFERRED COMPENSATION AGREEMENT

THIS DEFERRED COMPENSATION AGREEMENT (this “Agreement”) is made and entered into as of January 1, 2012, by and between Scott A. Sparks (the “Employee”) and Helix Energy Solutions Group, Inc. a Minnesota corporation (the “Company”).
WHEREAS, the Company values the efforts, abilities, and accomplishments of the Employee as an important member of management and recognizes that the Employee's future services are vital to its continued growth and profitability; and
WHEREAS, the Company, in order to retain the services of the Employee, has agreed to pay the Employee deferred compensation in accordance with this Agreement.
NOW, THEREFORE, it is mutually agreed that:
1.    Deferred Compensation Benefit. The Company shall pay the Employee a lump sum equal to the Benefit Amount (as defined below) on the 180th day following the Employee’s retirement with the Company after the Employee attains age 65. For purposes of this Agreement, retirement shall include termination of the Employee by the Company without cause (as defined below).
The Company will maintain a Deferred Compensation Account (the “Account”) for the Employee on the books of the Company, with the amount maintained in such account referred to as the “Benefit Amount.” Upon the date hereof and on the first business date of each year thereafter, the Company will credit to the Account an amount equal to $100,000. Such amount will increase 20% every five years with the credit to the Account in the succeeding year reflecting the increase, for example the credit to the Account in January 2017 will be $120,000 and in January 2022 will be $144,000.
Except as set forth in Section 6 hereof, Employee must have continuously been an employee of the Company at the time of Employee’s retirement after age 65 or at the time of Early Retirement (as defined below) to be entitled to receive payment of such Benefit Amount.
2.    Earnings and Interest. No earnings or interest with respect to the Benefit Amount shall be payable, regardless of the form or timing of the payment of such Benefit Amount.
3.    Early Retirement. In the event the Employee elects early retirement defined as retiring following the attainment of age 55 but prior to attaining age 65 (“Early Retirement”), Employee shall only be entitled to 67% of the Benefit Amount if the Employee retires after age

55 but prior to age 60 and 80% of the Benefit Amount if the Employee retires after age 60 but prior to age 65. Such payment shall be made on the 180th day following the Employee’s Early Retirement.
4.    Administration of Benefit Amount. The deferred compensation arrangement set forth under this Agreement shall be administered by the Company. The Company’s duties and authority under this arrangement shall include the good faith (i) interpretation of the provisions of this Agreement, (ii) adoption of any rules and regulations which may become necessary or advisable in the operation of this arrangement, (iii) making of such determinations as may be permitted or required pursuant to this arrangement, and (iv) taking of such other actions as may be required for the proper administration of this arrangement in accordance with its terms. Any decision of the Company with respect to any matter within the authority of the Company shall be final, binding and conclusive upon the Employee and no additional authorization or ratification by the shareholders or the Employee shall be required. Any action by the Company with respect to any one or more other employees under similar agreements shall not be binding on the Company as to any action to be taken with respect to the Employee. Each determination required or permitted under this Agreement shall be made by the Company in the sole and absolute discretion of the Company.
5.    Nature of Benefit Amount. This Agreement constitutes the Company's unconditional promise to pay the amounts which become payable pursuant to the terms hereof. The Employee's rights are solely those of an unsecured wage creditor. This Agreement does not give the Employee a security interest in any specific assets of the Company. Accounts are for purposes of determining the amounts the Company is required to pay. Accounts do not require any segregation of assets.
6.    Change in Control.
(a)    A Change in Control with respect to the Company means the occurrence of any of the following events: (1) there shall be consummated (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the shares of Company common stock would be converted into cash, securities or other property, other than a merger of the Company where a majority of the Board of Directors (the “Board”) of the surviving corporation is, and for a two-year period after the merger continues to be, persons who were directors of the Company immediately prior to the merger or were elected as directors, or nominated for election as director, by a vote of at least two-thirds of the directors then still in office who were directors of the Company immediately prior to the merger, or (ii) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (2) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company; or (3) (i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (ii) at any time during a period of two years after such “person” becomes such a beneficial owner, individuals who immediately prior to the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination by the Board for election by the Company’s shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.
(b)    In the event of a Change in Control, if the Employee is involuntarily terminated without cause and such Separation of Service (as defined in Section 7 hereof) occurs within 180 days of the effective date of a Change in Control, Employee shall be entitled to the amount credited to the Account at the effective date of the Change in Control and payment of the amount shall be made on the 30th day following such Separation of Service.
(c)    If the payments and benefits provided to the Employee under this Agreement or under any other agreement with, or plan of, the Company or any person or entity which is a party to a transaction involving the Company or its affiliates (the “Total Payment”) (i) constitute a “parachute payment” as defined in Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and exceed three times Employee’s “base amount” as defined under Section 280G(b)(3) of the Code, and (ii) would, but for this Section 6(c), be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s payments and benefits under this Agreement shall be either (A) paid in full, or (B) reduced and payable only as to the maximum amount which would result in not portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever results in the receipt by Employee on an after-tax basis of the greatest amount of Total Payment (taking into account the applicable federal, state and local income taxes, the excise tax imposed by Section 4999 of the Code and all other taxes (including any interest and penalties) payable by the Employee). If a reduction of the Total Payment is necessary, payments of the Benefit Amount provided herein shall first be reduced, any other cash benefits payable to Employee shall then reduced (such reduction to be applied first to the benefits otherwise scheduled to occur the earliest) and any non-cash benefits payable shall thereafter be reduced (such reduction to be applied first to the benefits otherwise scheduled to occur the earliest). If, as a result of any reduction required by this Section 6(c), amounts previously paid to Employee exceed the amount to which Employee is entitled, Employee will promptly return the excess amount to the Company. All determinations required to be made under this Section 6(c), including whether reductions are necessary, shall be made by the accounting firm used by the Company at the time of such determination (the

“Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and to Employee within 15 business days of the receipt of notice from the Company or Employee that there has been a termination of Employee’s employment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
7.    Section 409A. This Agreement is intended to provide payments that are (i) exempt from, including, but not limited to, by compliance with the short-term deferral exception as specified in Treasury Regulation § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treasury Regulation § 1.409A-1(b)(9)(iii) or (ii) compliant with the provisions of Section 409A of the Code and related regulations and Treasury pronouncements, and this Agreement shall be administered, interpreted and construed accordingly. Any provisions of this Agreement to the contrary notwithstanding, if Employee is a Specified Employee, within the meaning of Section 409A(a)(2) of the Code, and the regulations and other guidance promulgated thereunder, on Employee’s Separation from Service (as defined below), then any payment made to the Employee pursuant to the provisions of this Agreement that would be subject to the tax imposed by Section 409A of the Code if paid at the time otherwise specified in this Agreement shall be delayed and thereafter paid on the first business day that is 6 months after Employee’s Separation from Service (or if earlier, within 30 days after the date of Employee’s death following the Participant’s Separation from Service) to the extent necessary for such payment or benefit to avoid being subject to the tax imposed by Section 409A of the Code.
“Separation from Service” shall mean the Employee’s separation from service (within the meaning of Section 409A of the Code and the regulations and other guidance promulgated thereunder) with the group of employers that includes the Company and each affiliated company. For this purpose, with respect to services as an employee, an employee’s Separation from Service shall occur on the date as of which the employee and his or her employer reasonably anticipate that no further services will be performed after such date or that the level of bona fide services the employee will perform after such date (whether as an employee or an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months).
8.    Executive Officer. Any provision of this Agreement to the contrary notwithstanding, in the event the Company’s Board of Directors elects the Employee as an officer of the Company and Employee is designated as an “Executive Officer” for the purposes of Section 16 of the Exchange Act, then, unless the Company and Employee agree otherwise, the Benefit Amount payable under this Agreement shall be frozen and shall no longer increase.

9.    Non-Competition, Non-Solicitation, and Confidentiality. The Company and the Employee acknowledge and agree that while Employee is employed by the Company, the Company will continue to give Employee access to Confidential Information of the Company and its affiliates to which Employee will need and use during such employment, the receipt of which is hereby acknowledged by Employee. During his employment with the Company, Employee will be provided under this Agreement (i) specialized training on how to perform his duties and (ii) contact with the Company’s and its affiliates’ customers and potential customers. In consideration of all of the foregoing, the Company and Employee agree as follows:
(a)    Non-Competition During Employment. Employee agrees that during his employment by the Company, he will not compete with the Company by engaging in (i) the conception, design, development, production, marketing, or servicing in the offshore energy construction services industry in the Gulf of Mexico; or (ii) the oil and gas exploration and production business in the Gulf of Mexico or other fields in which the Company owns interests (for purposes of this Section 9, the “Services”), and that he will not work for, in any capacity, assist, or become affiliated with as an owner, partner, employee, contractor, joint venture or otherwise, either directly or indirectly, any individual or business which performs the Services.
(b)    Non-Competition After Employment. Employee agrees that for a period of one (1) year after termination of his employment with the Company for any reason he will not compete with the Company by engaging in the conception, design, development, production, marketing, or servicing in the Services, and that he will not work for, in any capacity, assist, or become affiliated with as an owner, partner, employee, contractor, joint venture or otherwise, either directly or indirectly, any individual or business which performs the Services; provided, however, that Employee may accept employment with a business which performs the Services if Employee is employed by a division, affiliate, or subsidiary that does not perform the Services and Employee understands and agrees that he cannot perform any services for the division, subsidiary, or affiliate which does compete with the Company in the provision of the Services.
(c)    Conflicts of Interest. Employee agrees that for the duration of his employment by the Company, he will not engage, either directly or indirectly, in any Conflict of Interest (as defined below), and that Employee will promptly inform a corporate officer of the Company as to each offer received by Employee to engage in any such activity. Employee further agrees to disclose to the Company any other facts of which Employee becomes aware which might involve or give rise to Conflict of Interest or potential Conflict of Interest.
(d)    Non-Solicitation of Customers. Employee further agrees that, for the duration of his employment by the Company and for the period of one (1) year after the termination of his employment with the Company for any reason, he will not solicit or accept any business for the provision of the Services from any customer or client or prospective customer or client with whom Employee dealt, had contact with or during the time Employee was employed by the Company.

(e)    Non-Solicitation of Employees. Employee agrees that for the duration of his employment by the Company, and for a period of one (1) year after the termination of his employment with the Company for any reason, he will not either directly or indirectly, on his own behalf or on behalf of others, solicit, attempt to hire, or hire any person employed by the Company to work for Employee or for any other entity, firm, corporation, or individual; provided, however, that nothing in this Section 9(e) shall prohibit a future employer of Employee from soliciting, attempting to hire, or hiring any person employed by the Company so long as Employee is not directly or indirectly involved in the process including, but not limited to providing or suggesting (directly or indirectly) names of such employees to anyone for the purposes of possible employment and/or directing such employees to contact anyone for purposes of possible employment.
(f)    Confidential Information. Employee further agrees that he will not, except as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish, or otherwise disclose to any third party any Confidential Information (as defined below) or proprietary information of the Company, or authorize anyone else to do these things at any time either during or subsequent to his employment with the Company. This Section 9(f) shall continue in full force and effect after termination of Employee’s employment for any reason. Employee’s obligations under this Section 9(f) with respect to any specific Confidential Information and proprietary Information shall cease when that specific portion of Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information and proprietary information of the Company include matters that Employee conceives or develops, as well as matters Employee learns from other employees of the Company.
(g)    Time Period Tolled. The time period referenced in this Section 9 during which Employee is restrained from competing against the Company shall not include any period of time during which Employee is in breach of this Agreement. Said time periods referenced in this Section 9 will be tolled, such that the Company will receive the full benefit of the time period in the event Employee breaches this Agreement.
(h)    Breach. Employee agrees that any breach of Sections 9(a), (b), (c), (d), (e) or (f) above cannot be remedied solely by money damages, and that in addition to any other remedies the Company may have, the Company is entitled to obtain injunctive relief against Employee. Nothing herein, however, shall be construed as limiting the Company’s right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement.
(i)    Independent Covenants. All covenants contained in this Section 9 shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.
(j)    For purposes of this Agreement, “Conflict of Interest” means any activity which might adversely affect the Company or its affiliates, including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer, or other entity with which the Company or its affiliates does business.
(k)    For purposes of this Agreement, “Confidential Information” means information (i) disclosed to or known by Employee as a consequence of or through his employment with the Company; (ii) not generally known outside the Company; and (iii) which relates to any aspect of the Company; its affiliates or their business, research, or development. “Confidential Information” includes, but is not limited to, the Company’s and its affiliate’s trade secrets, proprietary information, business plans, marketing plans, financial information, compensation and benefit information, cost and pricing information, customer contacts, suppliers, vendors, and information provided to the Company or its affiliates by a third party under restrictsion against disclosure or use by the Company, its affiliates or others.
10.    Amendment. This Agreement may not be canceled, changed, modified, or amended orally, and no cancellation, change, modification or amendment hereof shall be effective or binding unless in a written instrument signed by the Company and the Employee. A provision of this Agreement may be waived only by a written instrument signed by the party against whom or which enforcement of such waiver is sought.
11.    No Waiver. The failure at any time either of the Company or the Employee to require the performance by the other of any provision of this Agreement shall in no way affect the full right of such party to require such performance at any time thereafter, nor shall the waiver by either the Company or the Employee of any breach of any provision of this Agreement be taken or held to constitute a waiver of any succeeding breach of such or any other provision of this Agreement.
12.    Indemnification and Reimbursement of Payments on Behalf of the Employee. Any provision of this Agreement to the contrary notwithstanding, the Company shall be entitled to deduct or withhold from any distribution made pursuant to this Agreement such amount or amounts as may be required for purposes of the Company complying with the tax withholding provisions of the Internal Revenue Code of 1986, as amended, or any state or local tax act for purposes of paying any income or other tax (“Taxes”) attributable to any amounts distributable under this Agreement. In the event the Company does not make such deductions or withholdings, the Employee shall indemnify the Company for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.
13.    Assignment. This Agreement may be assigned by the Company, but cannot be assigned by the Employee. An assignment of this Agreement by the Company shall not relieve the Company of any liability or obligation under this Agreement except any such assignment in connection with or as a result of a Change in Control (including, but not limited to, by operation of law).
14.    Interpretation and Severability. In the event any provision of this Agreement, or any portion thereof, is determined by any or court of competent jurisdiction to be unenforceable or void, the remaining provisions of this Agreement shall nevertheless be binding upon the Company and the Employee with the same effect as though the void provision or portion thereof had never been set forth therein.
15.    Employment Relationship. This Agreement shall not in any way affect the right and power of the Company to dismiss or otherwise terminate the employment or change the terms of the employment or amount of compensation of the Employee at any time for any reason with or without cause or in accordance with any applicable employment contract. For purposes of this Agreement, “cause” means in connection with a termination of Employee’s employment by the Company: (i) embezzlement or theft by Employee of any property of the Company or its Affiliates; (ii) any act by Employee constituting a felony or otherwise involving theft, fraud, gross dishonesty, or moral turpitude; (iii) the willful and continued failure to substantially perform Employee’s duties for Company (other than as a result of incapacity due to physical or mental illness; (iv) negligence or willful misconduct on the part of Employee in the performance of his duties as an employee, officer, or director of the Company or its affiliates; (v) Employee’s breach of his fiduciary obligations to the Company or its affiliates; (vi) Employee’s material violation or breach of the policies or procedures of the Company and its affiliates; or (vii) any chemical dependence of Employee which adversely affects the performance of her duties and responsibilities to the Company or its affiliates.
16.    Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Texas, without application of its conflict or choice of law provisions. The Company and the Employee agree that this is not an ERISA plan or part of an ERISA plan.
17.    Arbitration. Except with respect to injunctive relief which may be sought by the Company or Employee from a court in Harris County, Texas, to which the parties hereby submit to personal jurisdiction, the parties agree to resolve any and all claims or controversies past, present, or future arising out of or relating to this Agreement. Employee’s employment and/or termination of employment with the Company, including but not limited to claims for wrongful termination of employment, and claims under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, the Sarbanes-Oxley Act, the Equal Pay Act, the Fair Labor Standards Act, Chapter 21 of the Texas Labor Code, formerly known as the Commission on Human Rights Act, the retaliatory discharge provisions of the Texas Worker’s Compensation Act, the Texas Pay Day Act, and any similar state law or local ordinance to binding arbitration under the Federal Arbitration Act, before one neutral arbitrator in the City of Houston, State of Texas, under the American Arbitration Associate (“AAA”) National Rules for the resolution of Employment Disputes. If the parties cannot agree on one arbitrator, a list of seven (7) arbitrators will be requested from AAA, and the arbitrator will be selected using alternate strikes with Employee striking first. The parties further agree that (i) except as expressly awarded in arbitration, each party shall be responsible for its own expenses, including but not limited to attorneys’ fees in connection with the cost of the arbitration except that the fees of the arbitrators shall be shared equally by Employee and the Company, (ii) collective actions are not permissible unless agreed upon by the parties in writing, (iii) administrative proceedings under the National Labor Relations Act and the Title VII of the Civil Rights Act are not precluded, (iv) the work of Employee involves interstate commerce, and (v) the award rendered by the arbitrator is final and binding, and judgement thereon may be entered in any court having jurisdiction thereof. The invalidity or unenforceability of any provision of this Section shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect; provided, however, that any claim the Company has for breach of the covenants contained in Section 9 of this Agreement shall not be subject to mandatory arbitration, and may be pursued in a court of law or equity.
18.    Notices. All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, by hand delivery or by overnight delivery service addressed as follows:

If to Employee:	Scott A. Sparks
18 The Quay
Newburgh, Aberdeenshire AB41 6DA

If to the Company:	Helix Energy Solutions Group, Inc.
Attn: President and Chief Executive Officer
400 North Sam Houston Parkway East, Suite 400
Houston, TX 77060

With a copy to:	Helix Energy Solutions Group, Inc.
Attn: General Counsel
400 North Sam Houston Parkway East, Suite 400
Houston, TX 77060

19.    Entire Agreement. This Agreement cancels and supersedes all previous agreements relating to the subject matter of this Agreement, written or oral, between the parties hereto and their respective affiliates and contains the entire understanding of the parties hereto.
20.    Understand Agreement. Employee represents and warrants that he has read and understood each and every provision of this Agreement, acknowledges that he has obtained independent legal advice from attorneys of his choice, and confirms that Employee has freely and voluntarily entered into this Agreement.
21.    Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
22.    Gender and Number. Wherever any words are used herein in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.
23.    Headings. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.
IN WITNESS WHEREOF, the Company and the Employee have executed this Deferred Compensation Agreement as of the date first written above.

HELIX ENERGY SOLUTIONS GROUP, INC.

By:	/s/ Owen Kratz
Name:	Owen Kratz
Title:	President and Chief Executive Officer

EMPLOYEE

Name:	/s/ Scott A. Sparks
Scott A. Sparks

10